Exhibit 99.1

CenturyLink Announces Refinancing of $4.61 Billion Level 3 Senior Secured Credit Agreement

MONROE, LA, Nov. 22, 2019 – CenturyLink, Inc. (NYSE: CTL) announced that Level 3 Financing, Inc., its indirect, wholly owned subsidiary (“Level 3 Financing”), has successfully completed the marketing of the refinancing of its outstanding $4.61 billion senior secured Tranche B 2024 Term Loan (“2024 Term Loan”).

The 2024 Term Loan is expected to be refinanced with a new $3.11 billion senior secured Tranche B 2027 Term Loan which will mature on March 1, 2027 (“2027 Term Loan”) and with the proceeds from a recently announced and priced Level 3 Financing senior secured notes offering, which includes $750 million aggregate principal amount of its 3.400% Senior Secured Notes due 2027 and $750 million aggregate principal amount of its 3.875% Senior Secured Notes due 2029, subject to the execution of definitive documentation and satisfaction or waiver of customary closing conditions.

Upon closing, the new 2027 Term Loan will bear interest at LIBOR plus 1.75 percent, with a zero percent minimum LIBOR, and will mature on March 1, 2027. The 2027 Term Loan was priced to lenders at par, with the payment to the lenders at closing of an upfront 25 basis point fee.

Both the 2027 Term Loan and the issuance of the Senior Secured Notes are expected to be completed on November 29, 2019, subject to the execution of definitive documentation and the satisfaction or waiver of customary closing conditions.

Based upon current circumstances and subject to various changes in conditions, the company expects to account for the refinancing primarily as an extinguishment of debt and expects that any gain or loss from the transactions will not be material to its financial results.

The Senior Secured Notes will not be registered under the Securities Act of 1933 or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Accordingly, the Senior Secured Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The Senior Secured Notes will not have registration rights.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Forward Looking Statement:

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “continues,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. Factors that could affect actual results include but are not limited to: Level 3 Financing’s failure to satisfy or obtain the waiver of any customary closing conditions relative to the 2027 Term Loan or Notes; changes in the credit ratings of CenturyLink or any of its subsidiaries; changes in CenturyLink’s or any of its subsidiaries’ cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of Level 3 Financing to consummate the above-described transactions on the terms described above or at all; Level 3 Financing’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:

Tracey Lucas	Mark Stoutenberg
Tracey.Lucas@centurylink.com	Mark.Stoutenberg@centurylink.com
+1 720-888-4443	+1 720-888-1662